UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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LNB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)
Richard M. Osborne Trust

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RICHARD M. OSBORNE
8500 Station Street
Suite 113
Mentor, Ohio 44060
Phone: 440-951-1111
Fax: 440-255-8645
Dear Fellow LNB Shareholders:
Once again, LNB is trying to take away your ability to vote for change at LNB. I continue to be disappointed with LNB’s financial performance, including its stock price’s drastic decline. Because of this, I am preparing proxy materials which I will mail, with a green proxy card, to all LNB stockholders.
However, LNB has filed a lawsuit against me to keep me from soliciting your vote for change. LNB is alleging that the restrictions of a settlement agreement we entered into last April prevent me from communicating with you or seeking your support at LNB’s 2009 annual meeting. I believe that the restrictions contained in the settlement agreement have terminated. I intend to vigorously defend myself against LNB’s claims and proceed with my proxy solicitation.
LNB is trying to keep you from having a choice. What is LNB afraid of?
I believe you can vote for LNB’s future by voting FOR me and my nominee Thomas J. Smith.
If you receive LNB’s proxy materials before mine, I urge you not to take any action until you have received and reviewed my materials. Do not sign any proxy card solicited by LNB.
Your vote at the annual meeting on April 28, 2009 will determine the future direction of LNB and your investment. Exercise your democratic right as an owner of LNB. Look for my proxy materials and vote the green proxy card. If you have any questions, please contact my proxy solicitor, D.F. King & Co., Inc., at 888-644-5854.

Respectfully Submitted,

Richard M. Osborne	March 25, 2009

IMPORTANT
This letter is not a solicitation of your proxy; I intend to solicit your proxy by delivering to you a proxy statement with accompanying green proxy card. I strongly encourage you to read my proxy statement, which will contain information important to your decision. In addition, my recent Schedule 13D filings are available for free on the SEC’s website; these filings contain additional information about me, including details of my ownership in LNB. A copy of my proxy statement will be sent directly to you and will also be available for free at the SEC’s website (www.sec.gov). You may also contact my proxy solicitor, D.F. King & Co., Inc., at 888-644-5854 directly to obtain a free copy of these documents.